Free Writing Prospectus to Preliminary Pricing Supplement No. 6,354

Registration Statement Nos. 333-275587; 333-275587-01

Dated February 3, 2025; Filed pursuant to Rule 433

Morgan Stanley

2-Year Basket Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Basket:	Basket stock:	Weighting:
	Capital One Financial Corporation (“COF”)	10%
	Salesforce, Inc. (“CRM”)	10%
	UnitedHealth Group Incorporated (“UNH”)	10%
	Meta Platforms, Inc. (“META”)	10%
	ServiceNow, Inc. (“NOW”)	10%
	MongoDB, Inc. (“MDB”)	10%
	BlackRock, Inc. (“BLK”)	10%
	Spotify Technology S.A. (“SPOT”)	10%
	Roblox Corporation (“RBLX”)	10%
	Gitlab Inc. (“GTLB”)	10%
Early redemption:	Determination date:	Early redemption payment:
	1st: March 3, 2026	At least $1,100
Downside threshold level:	80% of the initial basket value
Pricing date:	February 28, 2025
Final determination date:	February 25, 2027
Maturity date:	March 2, 2027
CUSIP:	61778CC86
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225006075/ms6354_424b2-03339.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in Basket	Payment (per security)
1st Determination Date	+20%	$1,100
The securities are automatically redeemed on the early redemption date. Investors will receive a payment of $1,100 per security on the related early redemption date.

* Assumes an early redemption payment of $1,100 per security

Hypothetical Payout at Maturity[1]

Assuming that the basket closes below its initial basket value on the first determination date, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in Basket	Payment (per security)
+30%	$1,600
+20%	$1,400
+10%	$1,200
0%	$1,000
-5%	$1,000
-10%	$1,000
-20%	$1,000
-21%	$790
-30%	$700
-40%	$600
-60%	$400
-80%	$200
-100%	$0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Basket Stocks

For more information about the basket stocks, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest or guarantee the return of any principal at maturity.

●If the securities are redeemed prior to maturity, the appreciation potential of the securities is limited by the fixed early redemption payment.

●The automatic early redemption feature may limit the term of your investment to approximately one year. If the securities are redeemed early, you may not be able to reinvest at comparable terms or returns.

●The market price will be influenced by many unpredictable factors.

●The securities will not be listed and secondary trading may be limited. Accordingly, you should be willing to hold your securities for the entire 2-year term of the securities.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is approximately $978.00 per security, or within $35.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers, and is not a maximum or minimum secondary market price.

●You have no shareholder rights.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Basket Stocks

●Changes in the value of one or more basket stock(s) may offset changes in the value of the other(s).

●The basket stock prices are volatile.

●There are risks associated with investments in securities linked to the value of equity securities issued by a foreign company.

●We are not affiliated with the issuers of the basket stocks.

●We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests.

●The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks.

●The closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.